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                                                                    EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE


               HOUSTON EXPLORATION TO MAKE COMMON STOCK OFFERING

         Proceeds to be Used to Repurchase Portion of KeySpan Holdings


Houston, Texas - February 21, 2003 - The Houston Exploration Company (NYSE:THX) announced today it has agreed to offer 3.0 million shares of its common stock through J. P. Morgan Securities Inc. All shares will be offered by Houston Exploration under its shelf registration statement filed with the Securities and Exchange Commission in May 1999. JPMorgan will be the sole underwriter for the offering and was granted an option to purchase an additional 300,000 shares of common stock to cover over-allotments, if any.

Houston Exploration intends to use the entire net proceeds from the offering to repurchase, concurrently with the closing of the offering, 3.0 million shares (plus any over-allotment) of common stock currently held by THEC Holdings Corp., an indirect wholly owned subsidiary of KeySpan Corporation (NYSE:KSE). The net proceeds (excluding any over-allotment) are estimated to be approximately $79 million. The shares repurchased by Houston Exploration will be cancelled immediately upon repurchase and there will be no dilution to earnings or cash flow per share. If all primary shares plus the full over-allotment are issued under the offering and repurchased, KeySpan will beneficially own approximately 55 percent of Houston Exploration's common stock upon completion of the transactions. Public float of Houston Exploration common stock will increase by approximately 31 percent.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

A prospectus supplement related to the public offering has been filed with the Securities and Exchange Commission. When available, copies of the prospectus supplement relating to the offering may be obtained from the offices of J.P. Morgan Securities Inc., Chase Distribution & Support





                                         The Houston Exploration Company, page 1
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Service, 1 Chase Manhattan Plaza, Floor 5B, New York, NY 10081. Copies of the
prospectus supplement can also be obtained by e-mail at Addressing.Services@jpmchase.com.

The Houston Exploration Company (NYSE:THX) is an independent energy company engaged in the exploration, development, exploitation and acquisition of domestic natural gas and oil properties. The company's offshore operations are focused on the shallow waters of the Gulf of Mexico. Onshore core operations are concentrated in South Texas and the Arkoma Basin with additional onshore production located in East Texas, South Louisiana and West Virginia. For more information, visit the company's website at http://www.houston exploration.com.


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Contact:   Dan Richardson
           The Houston Exploration Company
           E-mail:  drichardson@houstonexp.com
           Phone:   (713) 830-6854